Exhibit 99.1

Investor Contact:

William Stengel

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2013 Second-Quarter Results

•             Net sales increased 10 percent to $2.3 billion

•             Operating income improved 46 percent to $150 million

•             Adjusted EBITDA increased 14 percent to $218 million

•             $946 million of liquidity

ATLANTA, GA — September 9, 2013 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported net sales for the second quarter of fiscal 2013 ended August 4, 2013 of $2.3 billion, an increase of $198 million, or 10 percent, as compared to the second quarter of fiscal 2012. Gross profit for the second quarter of fiscal 2013 increased by $67 million, or 11 percent, to $661 million compared to $594 million for the second quarter of fiscal 2012. Gross profit for the second quarter of fiscal 2013 was 29.3 percent of net sales compared to 28.8 percent of net sales for the second quarter of fiscal 2012.

Business and Financial Highlights

•                  Continued net sales growth in all four of the Company’s largest businesses: Facilities Maintenance, Waterworks, Power Solutions, and White Cap.

•                  Achieved 14 percent Adjusted EBITDA growth while simultaneously investing in the Company’s future growth, including:

•                  Distribution center expansions and additional associates to support growth initiatives in the Facilities Maintenance business;

•                  Sales training enhancements and investments in storm drainage, meters, plant works and fusible plastics in the Waterworks business;

•                  Branch expansions, a new location serving oil and gas activities, and additional category management and marketing associates in the Power Solutions business; and,

•                  New dedicated safety catalog and additional sales associates in the White Cap business

•                  Completed an initial public offering of approximately 61 million shares of common stock, resulting in proceeds of approximately $1.0 billion, net of underwriters’ discounts and offering expenses; net proceeds were used to redeem all $950 million of HD Supply, Inc.’s outstanding 10.50% Senior Subordinated Notes due 2021.

“We continue to deliver above market revenue growth in all of our primary business units,” stated Joe DeAngelo, CEO of HD Supply. “The fiscal 2013 second quarter was another strong performance for HD Supply despite limited non-residential and municipal end market growth in addition to unusually cooler and wetter weather affecting outdoor construction and HVAC product sales in various parts of the country. We continue to deliver on our controllable execution and growth initiatives to drive growth regardless of the market environment.”

Operating income increased $47 million, or 46 percent, during the second quarter of fiscal 2013 as compared to the second quarter of fiscal 2012.  The improvement was due to higher net sales and gross profit and a reduction in depreciation and amortization expense.  Operating income as a percentage of net sales increased approximately 160 basis points during the second quarter of fiscal 2013 as compared to the second quarter of fiscal 2012.   The improvement was driven by the reduction in depreciation and amortization expense and improvements in gross margins.

Adjusted EBITDA increased $26 million, or 14 percent, during the second quarter of fiscal 2013 as compared to the second quarter of fiscal 2012. The increase in Adjusted EBITDA was driven by Facilities Maintenance, Waterworks, and White Cap, and reflects our continued focus on operating efficiency and leveraging of fixed costs through sales volume increases.  This increase was partially offset by a $6 million reduction in Adjusted EBITDA as a result of the 2012 amendment and extension of the strategic purchase agreement between our Crown Bolt business and The Home Depot. Adjusted EBITDA as a percentage of net sales increased approximately 40 basis points to 9.7 percent in the second quarter of fiscal 2013 as compared to the second quarter of fiscal 2012, primarily due to gross margin improvements.

Net loss for the second quarter was $72 million, which included a $46 million loss on the extinguishment and modification of debt.  Net loss for the second quarter of fiscal 2012 was $56 million. Excluding the loss on extinguishment and modification of debt, net loss in the second quarter of fiscal 2013 improved $30 million as compared to the second quarter of fiscal 2012.

Adjusted net income increased $33 million in the second quarter of fiscal 2013 to $36 million as compared to $3 million in the second quarter of fiscal 2012.  The increase in Adjusted net income is attributable to sales growth, improving gross margins, and a reduction in interest expense.  Adjusted net income per diluted share in the second quarter of fiscal 2013 was $0.23 per share, as compared to $0.02 in the second quarter of fiscal 2012.

As of August 4, 2013, our combined liquidity of approximately $946 million was comprised of $109 million in cash and cash equivalents and $837 million of additional available borrowings under HD Supply, Inc.’s senior asset-backed lending facility, based on qualifying inventory and receivables.

Business Unit Performance

Facilities Maintenance

Net sales increased $67 million, or 12 percent, to $638 million in the second quarter of fiscal 2013 as compared to $571 million in the second quarter of fiscal 2012. Organic sales growth was 9 percent in the second quarter of fiscal 2013 as compared to the second quarter of fiscal 2012. Adjusted EBITDA increased $16 million, or 15 percent, to $125 million during the second quarter of fiscal 2013 as compared to $109 million in the second quarter of fiscal 2012.  Adjusted EBITDA as a percentage of net sales increased approximately 50 basis points in the second quarter of fiscal 2013 as compared to second quarter of fiscal 2012.

Waterworks

Net sales increased $74 million, or 14 percent, to $601 million in the second quarter of fiscal 2013 as compared to $527 million in the second quarter of fiscal 2012. Organic sales growth was almost 10 percent in the second quarter of fiscal 2013 as compared to the second quarter of fiscal 2012.  Adjusted EBITDA increased $11 million, or 28 percent, to $50 million during the second quarter of fiscal 2013 as compared to $39 million in the second quarter of fiscal 2012. Adjusted EBITDA as a percentage of net sales increased approximately 90 basis points in the second quarter of fiscal 2013 as compared to the second quarter of fiscal 2012.

Power Solutions

Net sales increased $16 million, or 4 percent, to $456 million in the second quarter of fiscal 2013 as compared to $440 million in the second quarter of fiscal 2012.  Adjusted EBITDA decreased $2 million, or 10 percent, to $18 million during the second quarter of fiscal 2013 as compared to $20 million in the second quarter of fiscal 2012.

White Cap

Net sales increased $29 million, or 9 percent, to $336 million in the second quarter of fiscal 2013 as compared to $307 million in the second quarter of fiscal 2013.  Adjusted EBITDA increased $6 million, or 33 percent, to $24 million during the second quarter of fiscal 2013 as compared to $18 million in the second quarter of fiscal 2012. Adjusted EBITDA as a percentage of net sales increased approximately 120 basis points during the second quarter of fiscal 2013 as compared to the second quarter of 2012.

Year-to-Date Results

Net sales for the first half of fiscal 2013 increased $430 million, or 11 percent to $4.3 billion, as compared to $3.9 billion the first half of fiscal 2012. Gross profit for the first half of fiscal 2013 increased by $142 million, or 13 percent, to $1.3 billion compared to $1.1 billion for the first half of fiscal 2012. Gross profit for the first half of fiscal 2013 was 29.1 percent of net sales versus 28.7 percent of net sales for the first half of fiscal 2012.

Operating income for the first half of fiscal 2013 was $250 million, an improvement of $104 million compared to operating income of $146 million for the first half of fiscal 2012. The improvement in operating income reflects sales growth of 11 percent and an approximately 170 basis point decline in operating expenses as a percent of net sales.

Net loss for the first half of fiscal 2013 was $203 million, which included an $87 million loss on extinguishment and modification of debt. Excluding the loss on extinguishment and modification of debt in both years and the income from discontinued operations in the first half of fiscal 2012, the net loss in the first half of fiscal 2013 improved $96 million as compared to the prior period.

Adjusted EBITDA for the first half of fiscal 2013 increased 18 percent to $382 million from $325 million in the first half of fiscal 2012. This increase includes an unfavorable impact of $12 million resulting from the 2012 amendment and extension of the strategic purchase agreement between our Crown Bolt business and The Home Depot. Adjusted EBITDA for the first half of fiscal 2013 increased to 8.8 percent of net sales versus 8.3 percent of net sales for the first half of fiscal 2012.

Cash flow from operating activities in the first six months of fiscal 2013 was a use of $577 million compared with cash used by operating activities of $324 million in the first six months of fiscal 2012. The use of cash in the first six months of fiscal 2013 was driven by the payment of $364 million of original issue discounts and PIK interest related to the extinguishment of HD Supply Inc.’s 13.50% Senior Subordinated Notes and a portion of the term loans under HD Supply Inc.’s senior term facility.

2013 Outlook

The Company anticipates fiscal 2013 revenue to be in the range of $8,550 million and $8,750 million, Adjusted EBITDA in the range of $755 million and $775 million, and Adjusted net income per diluted share in the range of $0.52 and $0.64.  Our fiscal 2013 Adjusted net income per share range assumes a fully diluted weighted average share count of 172 million.

Fiscal 2013 Second-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, September 10, 2013 at 8:00 a.m. (Eastern Time) to discuss its second quarter fiscal 2013 results.  The conference call can be accessed live over the phone by dialing 877-303-9126, or for international callers, 253-237-1156. A replay will be available one hour after the call and can be accessed by dialing 855-859-2056, or for international callers, 404-537-3406. The passcode for the replay is 23111599. The replay will be available until September 17, 2013.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call and review the presentation materials by logging onto the Investor Relations section of the Company’s website at www.hdsupply.com.  The online replay will remain available for a limited time beginning immediately following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting net income (loss) with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share referred to in this press release is included below under “—Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distribution companies in North America. Through industry-leading business units and more than 80 years of experience, the Company provides a broad range of products and services to approximately 500,000 customers in the maintenance, repair and operations, infrastructure, and specialty construction markets. With more than 600 locations across 46 states and nine Canadian provinces, the Company’s approximately 15,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission’s (the “SEC”), including our Registration Statement on Form S-1, as amended (File No. 333-187872), which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, except share and per share data, unaudited

	Three Months Ended		Six Months Ended
	August 4, 2013	July 29, 2012	August 4, 2013	July 29, 2012
Net Sales	$2,257	$2,059	$4,325	$3,895
Cost of sales	1,596	1,465	3,066	2,778
Gross Profit	661	594	1,259	1,117
Operating expenses:
Selling, general and administrative	450	408	889	805
Depreciation and amortization	61	83	120	166
Total operating expenses	511	491	1,009	971

Operating Income	150	103	250	146
Interest expense	144	158	291	324
Loss on extinguishment & modification of debt	46	—	87	220
Other (income) expense, net	20	—	20	—
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(60)	(55)	(148)	(398)
Provision (benefit) for income taxes	12	1	55	34
Income (Loss) from Continuing Operations	(72)	(56)	(203)	(432)
Income from discontinued operations, net of tax	—	—	—	16
Net Income (Loss)	$(72)	$(56)	$(203)	$(416)

Weighted Average Common Shares Outstanding
Basic and Diluted (in thousands)	153,433	130,554	142,006	130,555

Basic and Diluted Earnings Per Share:
Income (Loss) from Continuing Operations	$(0.47)	$(0.43)	$(1.43)	$(3.31)
Income (Loss) from Discontinued Operations	$—	$—	$—	$0.12
Net Income (Loss)	$(0.47)	$(0.43)	$(1.43)	$(3.19)

Non-GAAP financial data:
Adjusted EBITDA	$218	$192	$382	$325

Adjusted Net Income (Loss)	$36	$3	$21	$(60)
Weighted average common shares outstanding (in thousands)
Basic	153,433	130,554	142,006	130,555
Diluted(1)	157,751	134,094	146,216	130,555
Adjusted Net Income (Loss) Per Share - Basic	$0.23	$0.02	$0.15	$(0.46)
Adjusted Net Income (Loss) Per Share - Diluted	$0.23	$0.02	$0.14	$(0.46)

(1)          The dilution calculation uses a share price of $18.00 for all days prior to the initial public offering on June 27, 2013.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, unaudited

	August 4, 2013	February 3, 2013
ASSETS
Current assets:
Cash and cash equivalents	$109	$141
Cash restricted for debt redemption	—	936
Receivables, less allowance for doubtful accounts of $22 and $23	1,221	1,008
Inventories	1,108	987
Deferred tax asset	3	42
Other current assets	47	49
Total current assets	2,488	3,163

Property and equipment, net	401	395
Goodwill	3,139	3,138
Intangible assets, net	406	473
Other assets	153	165
Total assets	$6,587	$7,334

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$815	$693
Accrued compensation and benefits	116	160
Current installments of long-term debt	10	899
Other current liabilities	266	291
Total current liabilities	1,207	2,043

Long-term debt, excluding current installments	5,678	6,430
Deferred tax liabilities	111	104
Other liabilities	344	348
Total liabilities	7,340	8,925

Stockholders’ equity (deficit):
Common stock, par value $0.01; 1 billion shares authorized; 192 million shares and 131 million shares issued and outstanding at August 4, 2013 and February 3, 2013, respectively	2	1
Paid-in capital	3,739	2,695
Accumulated deficit	(4,488)	(4,285)
Accumulated other comprehensive income (loss) — cumulative foreign currency translation adjustment	(6)	(2)
Total stockholders’ equity (deficit)	(753)	(1,591)
Total liabilities and stockholders’ equity (deficit)	$6,587	$7,334

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, unaudited

	Six Months Ended
	August 4, 2013	July 29, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(203)	$(416)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	122	170
Provision for uncollectibles	2	3
Non-cash interest expense	16	51
Payment of PIK interest & discounts upon extinguishment of debt	(364)	—
Loss on extinguishment & modification of debt	87	220
Stock-based compensation expense	8	10
Deferred income taxes	45	26
Gain on sale of a business	—	(9)
Changes in assets and liabilities:
(Increase) decrease in receivables	(221)	(200)
(Increase) decrease in inventories	(125)	(200)
(Increase) decrease in other current assets	(2)	(2)
(Increase) decrease in other assets	—	2
Increase (decrease) in accounts payable and accrued liabilities	52	17
Increase (decrease) in other long-term liabilities	6	4
Net cash provided by (used in) operating activities	(577)	(324)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(64)	(52)
Proceeds from sales of property and equipment	5	2
Proceeds from sale of investments	936	—
Proceeds from sale of a business	—	464
(Payment for) settlement of acquisition of a business, net of cash acquired	2	(196)
Other investing activities	—	(3)
Net cash provided by (used in) investing activities	879	215

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of transaction fees	1,040	—
Borrowings of long-term debt	79	2,817
Repayments of long-term debt	(1,619)	(3,288)
Borrowings on long-term revolver debt	520	1,004
Repayments on long-term revolver debt	(320)	(372)
Debt issuance and modification fees	(34)	(73)
Other financing activities	1	—
Net cash provided by (used in) financing activities	(333)	88

Effect of exchange rates on cash and cash equivalents	(1)	—

Increase (decrease) in cash and cash equivalents	$(32)	$(21)
Cash and cash equivalents at beginning of period	141	111
Cash and cash equivalents at end of period	$109	$90

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, unaudited

	Facilities Maintenance	Waterworks	Power Solutions	White Cap
Three Months Ended August 4, 2013
Net Sales	$638	$601	$456	$336
Adjusted EBITDA	125	50	18	24
Depreciation(1) & Software Amortization	11	3	2	4
Other Intangible Amortization	20	1	4	5

Three Months Ended July 29, 2012
Net Sales	$571	$527	$440	$307
Adjusted EBITDA	109	39	20	18
Depreciation(1) & Software Amortization	10	2	2	3
Other Intangible Amortization	19	24	4	5

	Facilities Maintenance	Waterworks	Power Solutions	White Cap
Six Months Ended August 4, 2013
Net Sales	$1,199	$1,124	$918	$646
Adjusted EBITDA	225	88	36	38
Depreciation(1) & Software Amortization	22	5	3	8
Other Intangible Amortization	40	2	9	10

Six Months Ended July 29, 2012
Net Sales	$1,068	$988	$855	$573
Adjusted EBITDA	194	67	34	26
Depreciation(1) & Software Amortization	19	4	3	6
Other Intangible Amortization	38	48	9	10

(1) Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. In addition, we present Adjusted net income (loss) to measure our overall profitability as we believe it is an important measure of our performance. Adjusted net income (loss) is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. Adjusted net income (loss) is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, further adjusted for certain non-cash items, net of tax. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income (loss) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income per share represents income per share calculated using Adjusted net income as opposed to Net income. No reconciliation of the forecasted range for Adjusted net income per share to Net income per share for fiscal 2013 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Adjusted EBITDA and Adjusted net income (loss) have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                                          Adjusted EBITDA and Adjusted net income (loss) do not reflect changes in, or cash requirements for, our working capital needs;

•                                          Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                                          Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                                          Adjusted EBITDA and Adjusted net income (loss) do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•                                          although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	August 4, 2013	July 29, 2012	August 4, 2013	July 29, 2012
Net income (loss)	$(72)	$(56)	$(203)	$(416)
Less income (loss) from discontinued operations, net of tax	—	—	—	16
Income (loss) from continuing operations	(72)	(56)	(203)	(432)
Interest expense, net	144	158	291	324
Provision (benefit) from income taxes	12	1	55	34
Depreciation and amortization (i)	62	84	122	167
Loss on extinguishment & modification of debt (ii)	46	—	87	220
Stock-based compensation (iii)	5	5	8	10
Management fee & related expenses paid to Equity Sponsors (iv)	1	2	2	3
Costs related to the initial public offering (v)	20	—	20	—
Other	—	(2)	—	(1)
Adjusted EBITDA	$218	$192	$382	$325

(i)        Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(ii)       Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt.  Also includes the costs of debt modification.

(iii)      Represents the non-cash costs for stock-based compensation.

(iv)      The Company entered into consulting agreements with the Equity Sponsors whereby the Company paid the Equity Sponsors a $5 million annual aggregate management fee and related expenses.  These consulting agreements were terminated in conjunction with the Company’s initial public offering in the second quarter of fiscal 2013.

(v)       Represents the costs expensed in connection with the initial public offering, including approximately $18 million paid to the Equity Sponsors for termination of the consulting agreements.

Adjusted Net Income (Loss)

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to adjusted net income (loss) for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	August 4, 2013	July 29, 2012	August 4, 2013	July 29, 2012
Net income (loss)	$(72)	$(56)	$(203)	$(416)
Less income (loss) from discontinued operations, net of tax	—	—	—	16
Income (loss) from continuing operations	(72)	(56)	(203)	(432)
Plus: Provision (benefit) for income taxes	12	1	55	34
Less: Cash income taxes	(3)	(2)	(5)	(2)
Plus: Amortization of acquisition-related intangible assets (other than software)	33	60	67	120
Plus: Loss on extinguishment & modification of debt (i)	46	—	87	220
Plus: Costs related to the initial public offering (ii)	20	—	20	—
Adjusted net income (loss)	$36	$3	$21	$(60)

(i)        Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt.  Also includes the costs of debt modifications.

(ii)       Represents the costs expensed in connection with the initial public offering, including approximately $18 million paid to the Equity Sponsors for termination of consulting agreements.

The following table presents the quarterly reconciliation of net income (loss) to adjusted net income (loss) for the fiscal year ended February 3, 2013 (amounts in millions, except per share data):

	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Fiscal 2012
Net income (loss)	$(360)	$(56)	$(50)	$(713)	$(1,179)
Less income (loss) from discontinued operations, net of tax	16	—	3	1	20
Income (loss) from continuing operations	(376)	(56)	(53)	(714)	(1,199)
Plus: Provision (benefit) for income taxes	33	1	2	(33)	3
Less: Cash income taxes	—	(2)	—	1	(1)
Plus: Amortization of acquisition-related intangible assets (other than software)	60	60	61	62	243
Plus: Loss on extinguishment & modification of debt (i)	220	—	—	489	709
Plus: Goodwill & other intangible asset impairment (ii)	—	—	—	113	113
Adjusted net income (loss)	$(63)	$3	$10	$(82)	$(132)
Weighted average common shares outstanding (millions)
Basic	130.6	130.6	130.6	130.6	130.6
Diluted(iii)	130.6	134.1	134.2	130.6	130.6
Adjusted Net Income (Loss) Per Share - Basic	$(0.48)	$0.02	$0.08	$(0.63)	$(1.01)
Adjusted Net Income (Loss) Per Share — Diluted(iv)	$(0.48)	$0.02	$0.07	$(0.63)	$(1.01)

(i)      Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt.  Also includes the costs of debt modifications.

(ii)     Represents the non-cash impairment charge, net of tax, of goodwill and an intangible asset.

(iii)    The dilution calculation uses a share price of $18.00 for all days prior to the initial public offering on June 27, 2013.

(iv)    Each quarterly Adjusted net income (loss) per share is calculated independently; and therefore, the sum of the four quarters may not equal the full year Adjusted net income (loss) per share.